UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2016

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 15, 2016, the Compensation Committee of the Board of Directors of Apricus Biosciences, Inc. approved (i) annual increases in the base salaries for those officers identified below, effective April 1, 2016, (ii) the payment of annual bonus awards for fiscal 2015 for the same officers, half to be paid in cash and the remaining portion given in the form of restricted stock units, and (iii) option grants for the same officers, each with a four year vesting period and an exercise price set at the closing price of the Company’s common stock on the date of grant. The restricted stock units and the stock options were granted under the Company’s 2012 Stock Long Term Incentive Plan (the “Plan”). The number of restricted stock units issued to each officer is set forth in the table below and was determined by dividing the portion of the annual bonus to be paid in the form of restricted stock units by the closing price of the Company’s common stock on the date of grant. The restricted stock units will vest on February 15, 2017, subject to the officer’s continued employment with the Company through such vesting date.

Name	Title	2016 Salary	2015 Cash Bonus Payment	Option Grant	Restricted Stock Units
Richard W. Pascoe	Chief Executive Officer and Secretary	$487,396	$88,555	500,000	79,778
Barbara Troupin, M.D.	Senior Vice President, Chief Medical Officer	$334,750	$48,750	200,000	43,918
Brian Dorsey	Senior Vice President, Chief Development Officer	$319,300	$46,500	200,000	41,891

The foregoing description of the restricted stock units does not purport to be complete and is qualified in its entirety by the full text of the Plan, which is incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement filed on April 6, 2012), and the form of restricted stock unit award agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: March 17, 2016	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

3